Exhibit 99.1

Proginet Announces Preliminary First Quarter 2010 Financial Results

Garden City, N.Y.—November 6, 2009—Proginet Corporation [OTCBB: PRGF.OB], a world leader in multi-platform file transfer solutions, today announced preliminary (unaudited) financial results for the fiscal 2010 first quarter ended October 31, 2009. Proginet expects that total revenues for the quarter will amount to approximately $2.2 million, compared to $2.9 million in the equivalent period last year. With operating expenses for the quarter amounting to $2.1 million, the Company expects to report a net income of approximately $80,000, compared to a slight net loss in the prior year.  The Company’s cash position has also improved to approximately $1.6 million.

"We had a good start to the year and are pleased to have had a second straight quarter of profitability," stated Sandy Weil, Proginet's President and CEO.  “Sales were mainly from our direct business in the government and financial sectors, but we had solid contribution from our OEM partners as well.”

“We are delivering our OEM product commitments and we have also launched a new enterprise version of Slingshot which is gaining more direct and OEM traction. We continue to see pipeline development from our alliances with Attachmate, Software AG, Beta Systems, and our most recent OEM partner, Inovis,” he continued. “We are continuing to focus on being consistent and persistent in cost management and profitability.”

 “Over the past few months we have continued to ‘up our game’ in the areas of product development, QA, Tech Support, and assisting our customers in meeting their unique business and technical requirements,” said Steve Flynn, Proginet's Chief Operating Officer. “We are very excited about delivering to our customers and OEM partners new product features, currently in the planning stages for CFI 7 which we plan on releasing in mid to late 2010.”

Proginet points out that all estimates are preliminary, and that differences may arise between estimates and actual results, which will be available when the Company completes its review of financial results for the first quarter. The Company will report first quarter financial results on Tuesday, November 17, 2009 immediately following, Proginet’s Annual Shareholder Meeting scheduled for the same day (full details below).

Annual Shareholder Meeting
Proginet's Annual Shareholder Meeting will be held at the offices of Proginet Corporation, 200 Garden City Plaza, Garden City, NY 11530, on Tuesday, November 17, 2009, at 4:30 pm Eastern Time. Shareholders of record at the close of business on September 28, 2009, should have received notification of the meeting, during the month of October.

Dial-in instructions for the Annual Shareholder Meeting and review of the end of quarter results are included below.

To listen or participate, shareholders should call the numbers below immediately prior to the meeting (you will need all of the following information):

Date and Time: Tuesday, November 17, 2009, at 4:30 pm
Leader: Mr. Sandy Weil
Passcode: AGM
Domestic Dial-in: +1 (888) 469-2033
International Dial-in: +1 (630) 395-0414

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To receive press releases and other corporate communications directly from Proginet, please email investor@proginet.com or call +1 (516) 535-3600.

About Proginet Corporation
Proginet Corporation offers a universal, multi-platform software solution for fast, inexpensive and secure file transfers both inside and outside the enterprise. Proginet’s CyberFusion Integration Suite (CFI) ® is used by companies of all sizes to conduct business more efficiently while protecting customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. Headquartered in New York, the company is publicly traded on the OTCBB under the symbol [OTCBB: PRGF.OB]. For more information, visit www.proginet.com.

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Press Contact(s)
Steve Flynn
Chief Operating Officer
+1 (516) 535-3620
steve.flynn@proginet.com

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission including, but not limited to, Form 10-KSBs, Form 10-QSBs, Form SB2s and Form 8-Ks (www.sec.gov).